Exhibit (p)(3)

OrbiMed Advisors and Affiliates Amended and Restated Code of Ethics

Dated: December 28, 2007

1. Statement of General Principles

This Code of Ethics (“Code”) expresses the policy and procedures of OrbiMed and any other affiliated entities related to any RIC that OrbiMed manages and any other investment vehicle that OrbiMed manages (each such vehicle, including any RIC, is referred to as a “Fund” in this Appendix).

Rule 17j-l under the Act, makes it unlawful for certain persons in connection with the purchase or sale of securities, to, among other things, engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon a RIC. In compliance with Rule 17j-1, this Code contains provisions that are reasonably necessary to eliminate the possibility of any such conduct.

When Access Persons or Venture Partners covered by the terms of this Code of Ethics engage in personal securities transactions, they must adhere to the following general principles as well as to the Code’s specific provisions:

A.	At all times, the interests of Fund investors must be paramount;

B.	Personal transactions must be conducted consistent with this Code of Ethics in a manner that avoids any actual or potential conflict of interest (or the appearance thereof);

C.	No inappropriate advantage should be taken of any position of trust and responsibility.

D.	Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities;

E.	Practice and encourage others to practice in a professional and ethical manner that will reflect favorably on you and the profession;

F.	Promote the integrity of, and uphold the rules governing, capital markets; and

G.	Maintain and improve your professional competence and strive to maintain and improve the competence of other investment professionals.

References throughout this Code to consent or authorization by the CCO or the Managing Member of the Adviser shall mean that either such person may give the referred consent or authorization, but no party may consent to or authorize their own actions.

In addition, Employees who are Officers of a Fund must also abide by the Fund’s Officer Code of Conduct that is established by the Fund.

This Code of Ethics governs securities trading by all Access Persons of the Adviser, and to the extent indicated below, Venture Partners. In the event there is any uncertainty about the propriety of any trade being contemplated or any Securities ownership by any Access Person or Venture Partner you should consult with the CCO.

2. Definitions

“Access Person” shall mean an Advisory Person, or a director, officer or employee of OrbiMed, or a director, officer or employee of a Fund who is also a director, officer or employee of OrbiMed.

“Advisory Person” shall mean any employee of OrbiMed (or any entity in a control relationship to OrbiMed) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of a Security by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales of a Security for a Fund, and shall include any natural person in a control relationship with a Fund or OrbiMed who obtains information concerning recommendations made regarding the purchase or sale of a Security for a Fund.

“Beneficial ownership” shall have the same meaning as set forth in Rule 16a-1(a)(2) of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"). Subject to the specific provisions of that Rule, it shall generally mean having directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, a direct or indirect pecuniary interest in a Security.

“Board” shall mean the board of directors or board of trustees or other appropriate governing body of a Fund.

“CCO” shall mean the CCO appointed by OrbiMed.

"Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Act.

“Fund” shall mean any investment vehicle, including any RIC, or managed account with respect to which OrbiMed serves in an advisory capacity.

“Investment Personnel” means the PM and those persons who provide information and advice to the PM or who help execute the PM’s investment decisions (e.g., securities analysts, traders and operations personnel) and shall also include any natural person in a control relationship with OrbiMed who obtains information concerning recommendations to a Fund with regard to a purchase or sale of a Security.

“Initial Public Offering” means an offering of Securities registered under the Securities Act of 1933, as amended (the "Securities Act"), by or for an issuer of such Securities which immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act (“IPO”).

“Managing Member” means OrbiMed’s managing member who is currently Samuel D. Isaly.

“Pecuniary interest” means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Security. “Indirect pecuniary interest” of an individual includes, but is not limited to, an interest in a Security held by members of such individual’s immediate family who share such individual’s household, including his or her spouse, children and stepchildren, parents, grandparents, brothers and sisters, and in-laws.

“Portfolio Manager” shall mean those persons who have direct responsibility and authority to make investment decisions for a Fund.

“Private Offering” shall mean a transaction in Securities that is exempt from registration under Section 5 of the Securities Act pursuant to Section 4(2) or Section 4(6) of such Act or Regulation D or Rule 144A promulgated thereunder including private investment funds and securities issued by private companies.

“Restricted List” shall mean the list maintained by the CCO of all issuers of Securities in the economic or industry sectors in which OrbiMed focuses its investment and advisory activities. The Restricted List may include general listings (e.g., all healthcare issuers) or listings of specific issuers or both, at all times in the discretion of the CCO.

“RIC” shall mean any registered investment company with respect to which OrbiMed serves in an advisory capacity.

“Security” shall have the same meaning as that set forth in Section 2(a)(36) of the Act and generally shall mean any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option on any security or index of securities, or generally any interest or instrument commonly known as a “security” or any certificate of participation, warrant or right to subscribe or purchase any of the foregoing. Security does not include securities issued by the U.S. Government, money-market instruments, or shares of registered open-end investment companies (mutual funds) other than those mutual funds managed by OrbiMed (referred herein as a “RIC”). Commodities, futures and options traded on a commodities exchange, including currency futures are not considered securities. However, futures and options on any group or index of securities shall be considered securities.

The “purchase or sale of a Security” includes, among other things, the buying, selling, or writing of an option to purchase or sell a Security.

“Venture Partner” shall mean an individual not employed by or under the supervision and control of OrbiMed who assists OrbiMed in finding investment opportunities and is paid a consulting fee. From time to time, the Venture Partners may receive non-public information regarding an investment that OrbiMed is considering making or has made on behalf of a client.

3. Prohibited Activities

The prohibitions described below will only apply to a transaction in a Security as to which the designated person has, or by reason of such transaction acquires or disposes of, any direct or indirect beneficial ownership in such Security (“Securities Transaction”).

A. Preclearance: No Access Person or Venture Partner shall execute a Securities Transaction in a Security on the Restricted List without obtaining the prior written consent of the CCO. Furthermore, should written consent be given, Investment Personnel are required to disclose such investment when participating in OrbiMed’s subsequent consideration of an investment in Securities of the same issuer on behalf of a Fund. In such circumstances, the Fund’s decision to purchase Securities of such issuer should be subject to an independent review by the CCO or Managing Member of OrbiMed. If the CCO or Managing Member has a personal interest in the issuer, such person shall disqualify him or herself from participation in this review.

B. Blackout Trading Periods:

     (i) Access Persons. No Access Person shall execute a Securities Transaction in a Security on the Restricted List on a day when a Fund has a pending buy or sell order in that Security until the Fund's order is executed or withdrawn. No Access Person shall engage in a short sale of such a Security in which the Fund holds a position.

     (ii) Advisory Persons and Venture Partners. Seven-Day Blackout Period. Securities Transactions by Advisory Persons and Venture Partners on the Restricted List are prohibited within 7 calendar days either before or after the purchase or sale (or the consideration of the purchase or sale) of the same securities (or equivalent securities) by a Fund and of which you have knowledge at the time of entering into the transaction that the security is being purchased or sold (or considered for purchase or sale). (Recognizing that most Securities Transactions by Advisory Persons and Venture Partners will only inadvertently fall within the seven day period before a Fund trades in a Security on the Restricted List, such Securities Transactions by Advisory Persons and Venture Partners will not be deemed violations of this Code provided that the Advisory Person or Venture Partner complies with the remedial procedures outlined in this paragraph.) Within the seven day period after a Fund trades in a Security on the Restricted List, no Advisory Person

shall execute a Securities Transaction in that Security that is opposite to the transaction executed by that Fund (i.e., Advisory Person buys and Fund sells or Advisory Person or Venture Partner sells and Fund buys). If an Advisory Person or Venture Partner executes a Securities Transaction in a Security on the Restricted List during the relevant blackout trading periods, such Advisory Persons or Venture Partners shall write a check to OrbiMed for the amount of any better price obtained by the Advisory Person or Venture Partner on the Securities Transaction over the price obtained for the Fund, and OrbiMed shall donate such check to charity. If the Advisory Person or Venture Partner executed a Securities Transaction in a Security on the Restricted List opposite to the transaction executed by the Fund, the CCO shall determine an appropriate remedial action, which may include a monetary fine, rescission of the Securities Transaction or other suitable action. For the absence of doubt, sales of securities by Advisory Persons or Venture Partners after a client has sold shares of the same security (and especially after OrbiMed clients no longer have a position in a security), shall in no way be deemed a violation of the blackout period or in any way inconsistent with our fiduciary duty to seek the best interests of OrbiMed clients.

C. Initial Public Offerings: No Access Person shall acquire any securities in an Initial Public Offering unless such IPO is conducted pursuant to a public auction of shares, in which case the prior written consent of the CCO or Managing Member of OrbiMed shall be required.

D. Private Offerings: No Access Person shall acquire any securities in a Private Offering without the prior written consent of the CCO or the Managing Member of OrbiMed. Furthermore, should written consent be given, Investment Personnel are required to disclose such investment when participating in OrbiMed’s subsequent consideration of an investment in such issuer on behalf of a Fund. In such circumstances, the Fund’s decision to purchase securities of such issuer should be subject to an independent review by the CCO or Managing Member of OrbiMed. If the CCO or Managing Member has a personal interest in the issuer, such person shall disqualify him or herself from participation in this review.

E. Gifts - Investment Personnel: Investment Personnel shall not receive any gift or other benefit of more than $250 in value (either one single gift, or in aggregate on an annual basis) from any person or entity that does business with or on behalf of a Fund. Notwithstanding this general prohibition, the receipt of admission to sporting or other entertainment events or dining is not prohibited; provided that the receipt of any such benefit shall be promptly reported to the CCO, and records of each such benefit shall be maintained by the CCO for such period as he or she shall deem appropriate. All gifts in excess of $250 as described above shall be reported by sending an e-mail to the mail box

gifts@orbimed.com. The CCO shall periodically review the records to identify any potentially abusive pattern of conduct.

F. Service as a Director in a Publicly Traded Company - Investment Personnel: Investment Personnel generally should not serve on the boards of directors of publicly traded companies, absent prior authorization by the Managing Member of OrbiMed or the CCO. Employees must receive written pre-approval from the Managing Member or the CCO prior to serving as a director, trustee or officer of an outside organization. The decision to allow an employee to serve as a director, trustee or officer of an outside organization will be based upon a determination that such board service would be consistent with the interests of each Fund and its investors.1 To the extent there are any potential conflicts of interest which may arise as a result of the Employee’s outside activities, the conflicts shall be documented by the CCO. Board service will not be deemed contrary to OrbiMed policy when a public board position comes into being as a result of the Investment Personnel’s service with respect to a Private Equity Fund, or as a result of a recent IPO and the OrbiMed Director served as a board member on the formerly private company. Directors of private companies that go through an IPO may remain on such boards with the approval of the CCO and/or the Managing Member when it has been determined that continued service to such board of directors is consistent with OrbiMed’s objectives and the objectives of the respective Fund investors. In the event an Employee serves as a director, trustee or officer of an outside organization prior to employment with OrbiMed, and continues to be in such position upon commencement of employment, the new Employee shall inform the CCO and the outside activities shall be documented. As described above, any potential conflicts of interest shall be documented by the CCO.

G. Receipt of Director’s Compensation: Compensation received in connection with an Access Person’s service on the board of directors of any company, whether public or private, in which OrbiMed has invested or is considering for investment in the future (in each case, either on its own behalf or on behalf of any advisory client) shall be considered the property of the applicable advisory client(s) and not that of the Access Person. Any such compensation shall be allocated among the applicable advisory clients on a fair and equitable basis as determined by OrbiMed. Such allocation will generally be allocated to the participating Funds pro rata in proportion with the Fund’s share of the total investment in the company by OrbiMed and its clients as of the last business day of the period with respect to which the compensation is payable. In addition, any

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1	Any observation rights that OrbiMed has permitting a nominee to attend meetings of the board of directors should be renounced immediately upon the registration of any class of securities of that company for public sale. Observation rights not so renounced will be reviewed promptly by the CCO in accordance with the standards of this Section 3F.

such compensation shall be the standard, flat compensation proposed by the company and shall not be dependent on the performance of the company (except to the extent that such compensation includes securities of the company) or the size of the investment in the company by OrbiMed and its advisory clients. Such compensation allocable to a specific Fund may be reallocated between the specific Fund and OrbiMed pursuant to a prior written contractual agreement.

H. Material Non-Public Information: No Access Person may purchase or sell any Security, or be involved in any way in the purchase or sale of a Security, while in possession of material non-public information about the Security or its issuer, regardless of the manner in which such information was obtained.

(iii) This prohibition covers transactions for clients, as well as Securities Transaction for personal accounts.

(iv) An Access Person possessing nonpublic information shall not disclose such information outside the OrbiMed organization and shall otherwise disclose such information to other OrbiMed personnel, including senior management, on a need to know basis. Not withstanding the preceding sentence, as soon as an Access Person comes into possession of, or believes he or she may be in possession of such information, he or she must report the existence of such information to the CCO, who will take appropriate steps (e.g., sealing files, limiting computer access) to secure such information where practicable and will establish any appropriate restrictions relating thereto.

(v) Non-public information includes corporate information, such as undisclosed financial information about a corporation, and market information, such as a soon-to-be-published article about a corporation. Material information is information which an investor would consider important in making an investment decision and which would substantially affect the market price of a security if disclosed.

(vi) Whenever nonpublic information is communicated within OrbiMed pursuant to subparagraph 3H.(ii) hereof, the speaker shall advise the recipient that the information is nonpublic and strictly confidential. Whenever such information is communicated in writing, the writing shall advise the recipient of the information, clearly, that the information is "NONPUBLIC AND STRICTLY CONFIDENTIAL".

I. Outside Employment: No Access Person may render investment advice to persons other than OrbiMed’s clients, unless the advisory relationship, including the identity of those involved and any fee arrangements, has been disclosed to and approved by OrbiMed. All Securities Transaction for such outside advisory clients are also subject to the substantive restrictions of Section 3 hereof and the reporting and preclearance requirements of Sections 3 and 5 hereof.

4. Exempted Transactions

The prohibitions of Sections 3A and B of this Code shall not apply to:

A. Purchases or sales effected in any account over which the Access Person, Advisory Person or Venture Partner has no direct or indirect influence or control, or in any account of the Access Person, Advisory Person or Venture Partner which is managed on a discretionary basis by a person other than such Access Person, Advisory Person or Venture Partner and with respect to which such Access Person, Advisory Person or Venture Partner does not in fact influence or control such transactions.

B. Purchase or sale of a Security which is non-volitional on the part of the Access Person, Advisory Person, Venture Partner or Fund.

C. Purchases which are part of an automatic investment plan.2

D. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

E. Any investment quality fixed income Securities Transaction if the Access Person, Advisory Person or Venture Partner has no prior knowledge of such Securities Transaction by the Fund (any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by Moody’s or S&P, including repurchase agreements).

F. The receipt by (or attribution of beneficial ownership to) the Access Person, Advisory Person or Venture Partner of Securities on the Restricted List as a result of a distribution of such Securities to the Access Person, Advisory Person or Venture Partner by any collective investment vehicle as to which such Access Person, Advisory Person or Venture Partner has a beneficial interest; provided that the decision to distribute such Securities, as opposed to cash or other consideration, was solely that of the investment vehicle. This includes indirect ownership of securities through affiliated investment vehicles resulting from an in-kind

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2	“Automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

distribution. Subsequent Securities Transactions involving the distributed Securities shall be covered by the applicable prohibitions of this Code.

The prohibitions of Section 3H of this Code shall not apply to purchases or sales of any Security which the CCO of OrbiMed, following his or her review of the terms of such proposed purchase or sale, has previously determined will not be carried out “on the basis” of any material non-public information about the Security or its issuer within the meaning of Rule 10b-5 of the Securities Exchange Act. In addition, the purchase of a Security in a private transaction from the issuer shall not be prohibited by Section 3H when effected on the basis of material non-public information properly disclosed to OrbiMed by the issuer or its agents, provided that the CCO, following his or her review of the terms of such proposed transaction, has previously determined (i) the transaction is of the type contemplated by this sentence and (ii) the relevant information was properly disclosed to OrbiMed by the issuer or its agents. (The CCO’s determinations under this paragraph address the existence of violations of this Code only and do not represent legal determinations regarding liability under the securities or other applicable laws.)

5. Compliance Procedures

A. The CCO shall periodically identify all Access Persons/Venture Partners and inform such Access Person/Venture Partners of their reporting and compliance obligations under this Code of Ethics. The CCO shall maintain and update the Restricted List and shall promptly inform (or make available) Access Persons and Venture Partners of any changes to the Restricted List.

B. Each Access Person and Venture Partner shall acknowledge, in writing, the receipt and understanding of the Code of Ethics upon commencement of employment and annually thereafter by completing the Code of Ethics Certification (Attachment A).

C. Each Access Person shall report to the CCO Securities Transactions in which such Access Person has, or by reason of such transaction acquires or disposes of, any direct or indirect Beneficial Ownership in a Security. Each Venture Partner shall submit a transaction report (Attachment B) containing the required information for the preceding quarter with respect to any transaction involving any security of a company on the Restricted List in which the Venture Partner had, or as a result of the transaction acquired, any direct or indirect Beneficial Ownership. Such reports shall be made no later than thirty (30) business days after the end of the calendar quarter in which the transaction(s) were effected, and shall include the following information with respect to Securities Transactions during the quarter:

(i) the date of the transaction, the name of the Security, and the number of shares or the principal amount of each Security Transaction;

(ii) the nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

(iii)the price at which the transaction was effected;

(iv)the name of the broker, dealer or bank with or through which the transaction was effected; and

(v) the date of approval of the transaction and the person who approved it, if approval is required by Section 3.A above.

D. All Access Persons shall direct their broker(s) to supply to the CCO, at the same time that they are sent to the Access Persons, duplicate copies of confirmations of all personal Securities Transactions and copies of periodic statements for all securities accounts, whether such accounts are currently existing or established in the future. Duplicate brokerage statements received by the CCO within 30 days after the calendar quarter end shall satisfy the reporting requirements of item 5B. To the extent that an Access Person transacts in a Security that would not be included on duplicate copies of confirmations or periodic statements (e.g., Private Offering) the Access Person shall report the transactions on the Access Person Quarterly Transaction Report (Attachment C). The CCO shall maintain a quarterly brokerage log that evidences his receipt of brokerage account statements and other quarterly transaction reports (i.e., reports of trading activity in Private Offerings or Venture Partner Quarterly Transaction Reports), as applicable.

E. Access Persons shall also report to the CCO, on a calendar quarterly basis, not later than 30 days after the end of the calendar quarter, the name of any account established by the Access Person during the quarter in which any securities were held during the quarter for the direct or indirect benefit of the Access Person, the date the account was established, and the date the report was submitted to the CCO.

F. Whenever a person designated as Investment Personnel recommends that a Fund purchase or sell a Security, he or she shall, if applicable, disclose to the person to whom the recommendation is made, as well as to the CCO, that he or she presently holds such Security in, or that he or she is considering the purchase or sale of such Security for, an account in which he or she has any direct or indirect beneficial interest.

G. Not later than ten days after a person becomes an Access Person, and thereafter on an annual basis, which reports must be current as of a date not more than 45 days prior to the date the person becomes an Access Person or has made its annual filing, the Access Persons shall disclose all personal securities holdings and all their accounts with any broker or dealer via Attachment D. On an annual basis, Access Persons will be sent a copy of the list of such Access Person’s securities accounts in which he or she has a beneficial ownership interest to verify its accuracy and make any necessary additions or deletions. Duplicate brokerage or custodial statements can NOT be submitted in lieu of such aggregate reports; however, they may be attached to the reports. For Venture Partners, the initial holdings report shall apply only to holdings in securities of companies on the Restricted List. Venture Partners shall utilize Attachment D to report initial holdings. On an annual basis, Venture Partners will be sent a copy of such Venture Partner’s holdings in securities of companies on the Restricted List to verify its accuracy and make any necessary additions or deletions.

Each holdings report (both the initial and annual) must contain, at a minimum:

(a) the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the Employee has any direct or indirect beneficial ownership;

(b) the name of any broker, dealer or bank with which the Employee maintains an account in which any securities are held for the Employee's direct or indirect benefit;

(c) the date the Employee submits the report; and

(d) each holdings report shall contain the name of any broker, dealer or bank with whom the Employee maintained an account in which any securities were held for the direct or indirect benefit of the Access Person.

H. All personal matters relating to this Code discussed with the CCO or the Managing Member, and all preclearance materials, confirmations, account statements and personal investment reports shall be kept in confidence, but will be available for inspection by the Board of a Fund, OrbiMed and the appropriate regulatory agencies.

I. An Access Person or Venture Partner shall immediately report to the CCO any actual or potential violation of this Code of which the Access Person or Venture Partner becomes aware. All reported Code of Ethics violations will be treated as being made on an anonymous basis.

6. Annual Certification

On an annual basis Access Persons and Venture Partners will be sent a copy of this Code for their review and will be asked to certify that they have read and understand this Code and recognize that they are subject hereto. Access Persons and Venture Partners will be further asked to certify annually that they have read the Code and will comply with its provisions. The Code of Ethics Certification is included as Attachment A.

7. Confidential Status of a Fund’s Portfolio

The current portfolio positions of each Fund and current portfolio transactions, programs and analyses must be kept confidential. If non-public information regarding a Fund’s portfolio should become known to any Access Person or Venture Partner, whether in the line of duty or otherwise, he or she should not reveal it to anyone unless to do so is properly part of his or her employment duties.

8. Compliance Review

The review of trading activity reported in the Quarterly Transactions Reports will be reviewed in conjunction with the firms’ trading blotter against all Fund trades for the period to detect any possible trading abuses; trading ahead of Funds, or trading opposite of the trades in the Funds. The CCO shall maintain a quarterly brokerage log that evidences his receipt of brokerage account statements and other quarterly transaction reports (i.e., reports of trading activity in Private Offerings or Venture Partner Quarterly Transaction Reports), as applicable. In addition, OrbiMed may question, though does not prohibit, trading activity reported by Access Persons within the most recent 15 days in which a security or option, not limited to the same direction of trade, is or has been held for by a RIC advisory client.

The CCO shall bring any questionable Securities Transactions or potential violations of this Code to the attention of the Managing Member of OrbiMed. Before making any determination that a violation has been committed by any person, the Managing Member shall give such person an opportunity to supply additional information regarding the Securities Transaction or potential violation in question. Upon determination that an Access Person or Venture Partner has committed a violation of the Code of Ethics, the CCO shall document the violation and any action taken to correct the violation.

9. Sanctions

OrbiMed may impose such sanctions as it deems appropriate, including inter alia, a letter of censure, suspension or termination of employment of the Access Person or a request for disgorgement of any profits received from any Securities Transaction in violation of this Code.

10. Board Review

The CCO shall provide annually to the Board of each RIC a copy of the existing Code and shall provide periodically any amendments of this Code. The CCO shall submit annually to the Board of each RIC a written report that:

A. Describes any issues arising under this Code or its procedures since the last report to the Board, including, but not limited to, information about material violations of this Code or its procedures and sanctions imposed in response to the material violations; and

B. Certifies that OrbiMed has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

11. Recordkeeping

The CCO shall maintain, effective with the adoption of this Code, at OrbiMed’s principal place of business, the first two years in an easily accessible place, the following records and shall make these records available to the SEC and its representatives upon their request:

A. A copy of each Code in effect during the past five years.

B. A record of any violation (and the action taken in response thereto) during the past five years.

C. A copy of each Access Person’s reports filed, or documents in lieu of such transaction reports in the past five years.

D. A record of all Access Persons in the past five years and the persons who are or were responsible for reviewing the reports in the past five years.

E. A record of all written acknowledgements (annual certifications) as required by this Policy for each person who is currently, or with the past five years was, an Employee.

F. A copy of the written reports to the Board made in the past five years.

G. A record of the reasons for pre-approving transactions during the past five years in Initial Public Offerings, Private Offerings or Securities on the Pre-clearance List.

H. A copy of each Restricted List in effect during the past five years.

I. Any other information as may be required by Rule 17j-1(f).

12. Disclosure

OrbiMed shall describe its Code of Ethics to clients in Part II of Form ADV and, upon request, furnish clients with a copy of the Code of Ethics. All client requests for the Code shall be directed to the CCO.

The requirement to report on issues to OrbiMed’s clients, including RIC and ERISA client’s Boards under this Code and securities regulations may include significant conflicts of interest that arose involving the personal investment policies, even if the conflicts have not resulted in a violation of this Code. For example, OrbiMed may be required to report to the client’s Board if a PM is a director of a company whose securities are held by the client’s portfolio.

If the material violation is determined by OrbiMed’s managing member that would appear to be fraudulent, deceptive or a manipulative act to a RIC client, OrbiMed must report its findings to the RIC client’s Board of Directors or Trustees pursuant to Rule 17j-1.

In the event that a material change is made to this Code of Ethics, the CCO shall provide a copy to the primary adviser of a client that is a RIC prior to the RIC’s next scheduled board meeting no later than six months after adoption by OrbiMed of the material change made to this Code.

Attachment A

OrbiMed Code of Ethics Certification

I have read and understand the OrbiMed Code of Ethics, recognize that it applies to me, and I agree to fully comply with all of its provisions that are applicable to me.

Dated: _____________________________

Signed:___________________________________________

Print Name:________________________________________ (12/07)

Attachment B

VENTURE PARTNER QUARTERLY TRANSACTION REPORT3

Calendar Quarter Ended ____________

In accordance with the Code of Ethics, please provide a list of all transactions that occurred within the calendar quarter shown above involving any securities of companies on the Restricted List (i.e., companies in the healthcare sector) in which you had, or as a result of the transaction acquired, any direct or indirect Beneficial Ownership. You may use multiple copies of this form to report multiple accounts.

(1)	Name:	_____________________________________
(2)	If different from (1), name of the person in whose
	name the account is held or a transaction was made:	_____________________________________
(3)	Relationship of (2) to (1):	_____________________________________

I am reporting all transactions required to be reported for the calendar quarter shown above, pursuant to the Code of Ethics.

____________________________	_________________________________
(Date)	(Signature)

_________________________________
(Print Name)

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3	Capitalized terms used in this report have the meanings assigned to them in the Code of Ethics, unless expressly stated otherwise here.

I. TRANSACTION REPORTING

Check if applicable:	☐	During this calendar quarter, I had no transactions
involving securities of companies on the Restricted List
in which I had, or as a result of the transaction acquired,
direct or indirect Beneficial Ownership.

	☐	The reporting of any transaction below shall not be
construed as an admission that I have any direct or
indirect Beneficial Ownership in the subject security.

Transactions

(Attach additional sheets if necessary)

Attachment C

ACCESS PERSON QUARTERLY TRANSACTION REPORT4

Calendar Quarter Ended ____________

In accordance with the Code of Ethics, please provide a list, within the calendar quarter shown above, involving transactions that occurred outside of your brokerage accounts, for which OrbiMed did not receive duplicate trade confirmations or periodic statements and which as a result of the transaction you acquired, any direct or indirect Beneficial Ownership. You may use multiple copies of this form to report multiple accounts.

(1)	Name:	_____________________________________
(2)	If different from (1), name of the person in whose
	name the account is held or a transaction was made:	_____________________________________
(3)	Relationship of (2) to (1):	_____________________________________

I am reporting all transactions that occurred outside of my brokerage accounts required to be reported for the calendar quarter shown above, pursuant to the Code of Ethics.

____________________________	__________________________________
(Date)	(Signature)
__________________________________
(Print Name)

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4	Capitalized terms used in this report have the meanings assigned to them in the Code of Ethics, unless expressly stated otherwise here.

I. TRANSACTION REPORTING

Check if applicable:	☐	The reporting of any transaction below shall not be construed as an admission that I have any direct or indirect Beneficial Ownership in the subject security.

Transactions

(Attach additional sheets if necessary)

Attachment D

PERSONAL SECURITIES HOLDINGS REPORT5

     In accordance with the Code of Ethics, please provide a list of all Reportable Securities in which you have any direct or indirect Beneficial Ownership. (For Venture Partners, this is limited to holdings in the securities of companies included on the Restricted List) You may use multiple copies of this form to report multiple accounts.

(1)	Name:	_________________________________________
(2)	If different from (1), name of the person
	in whose name the account is held:	_________________________________________
(3)	Relationship of (2) to (1):	_________________________________________

Any of Items 4-7 need not be answered on this form if and to the extent that an attached account statement fully provides the requested information.

(4)	Broker, dealer or bank at which account is maintained:	_________________________________________

(5)	Account Number:	_________________________________________

(6)	Contact person at broker, dealer or bank and phone number:	_________________________________________

(7)	For each account, attach the most recent account statement listing securities in that account. If you beneficially own securities that are not listed in an attached account statement, list them below:

Name and Type of Security	Exchange Ticker/CUSIP	# Shares	Principal Amount
Other
1._____________________________________________________________________________________________________
2._____________________________________________________________________________________________________
3._____________________________________________________________________________________________________
4._____________________________________________________________________________________________________
5._____________________________________________________________________________________________________
(Attach separate sheet if necessary)

Check if applicable:	☐	The reporting of any holding above shall not be construed as an admission that I have any direct or indirect Beneficial Ownership in the Reportable Security named herein.

_____________________________
5	Capitalized terms used in this report have the meanings assigned to them in the Code of Ethics, unless expressly stated otherwise here.

☐ I do not own any Reportable Securities.

     I certify that this form and the attached statements (if any) constitute all of the securities which I beneficially own, including those held in accounts of my immediate family residing in my household.

______________________________
Signature

Dated:	______________________________	_____________________________
Print Name

REVIEWED: _______________________________	_____________________________
(Date)	(Signature)

FOLLOW-UP ACTION (if any) (attach additional sheet if required) _________________________________________________________________________________